Exhibit 10.5

MERCER SAVINGS BANK

Director Retirement Agreement

FIRST AMENDMENT

TO THE

MERCER SAVINGS BANK

DIRECTOR RETIREMENT AGREEMENT

DATED OCTOBER 10, 2006

FOR

RICHARD A. MOSIER

THIS FIRST AMENDMENT is adopted this 23rd day of October, 2007, effective as of January 1, 2005, by and between Mercer Savings Bank located in Celina, Ohio (the “Bank”), and Richard A. Mosier (the “Director”).

The Bank and the Director executed the Director Retirement Agreement on October 10, 2006, effective June 1, 2006 (the “Agreement”).

The undersigned hereby amend the Agreement to reflect the final 409A Treasury Regulations. Therefore, the following changes shall be made:

Section 1.7 of the Agreement shall be deleted in its entirety and replaced by the following:

1.7	“Disability” means the Director: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Company. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees or directors of the Bank provided that the definition of “disability” applied under such disability insurance program complies with the requirements of the preceding sentence. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’ s or the provider’s determination.

Sections 2.3, 2.3.1 and 2.3.2 of the Agreement shall be deleted in their entirety and replaced by the following:

2.3	Disability Benefit. If the Director experiences a Disability prior to Normal Retirement Age, the Bank shall distribute to the Director the benefit described in this Section 2 .3 in lieu of any other benefit under this Article.

MERCER SAVINGS BANK

Director Retirement Agreement

2.3.l	Amount of Benefit. The annual benefit under this Section 2.3 is the Director Fees for the Plan Year ending immediately prior to the date in which the Disability occurs. The Director will be one hundred percent (100%) vested in the benefit.

2.3.2	Distribution of Benefit. The Bank shall distribute the benefit to the Director in twelve (12) equal monthly installments commencing on the first day of the month following the Disability. The annual benefit shall be distributed to the Director for ten (10) years.

Section 7.3 of the Agreement shall be deleted in its entirety and replaced by the following:

7.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 7.2, if the Bank terminates this Agreement in the following circumstances:

(a)	Within thirty (30) days before, or twelve (12) months after a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank as described in Section 409A(2)(A)(v) of the Code, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Bank’s arrangements which are substantially similar to the Agreement are terminated so the Director and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;
(b)	Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Director’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or
(c)	Upon the Bank’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section l.409A-l(c) if the Director participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Agreement;

the Bank may distribute the vested Accrual Balance, determined as of the date of the termination of the Agreement, to the Director in a lump sum subject to the above terms.

MERCER SAVINGS BANK

Director Retirement Agreement

IN WITNESS OF THE ABOVE, the Director and the Bank hereby consent to this First Amendment.

Director:	Mercer Savings Bank

/s/ Richard A. Mosier	By	/s/ J. Douglas Temple
Richard A. Mosier	Title	Pres/CEO

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